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Exhibit 10.41

February 20, 2007

Alan G. Morse
c/o iPCS, Inc.
1901 N. Roselle Road
Schaumburg, IL 60195

Dear Mr. Morse:

        Reference is made to the Employment Agreement, dated as of August 5, 2005 (the "Employment Agreement"), between you and iPCS Wireless, Inc., and to the Agreement and General Release, dated as of February 12, 2007 (the "Release"), between you and iPCS Wireless, Inc. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Employment Agreement.

        In consideration for your execution of the Release, the Company hereby agrees to amend the Employment Agreement, effective on the date that the Release becomes final and irrevocable, to provide that, notwithstanding anything to the contrary in the Employment Agreement:

        1.     The Company shall delay the payments and benefits set forth in clauses (i), (ii) and (iii) of Section 5(d) of the Employment Agreement until the first business day following the six-month anniversary of the Termination Date (such date being the "Initial Payment Date").

        2.     On the Initial Payment Date, the Company shall (a) make a single cash lump sum payment to Executive in an amount equal to the aggregate amount of all payments that, but for this amendment, would have been made to Executive pursuant to clauses (i), (ii) and (iii) of Section 5(d) of the Employment Agreement during the six-months immediately preceding the Initial Payment Date and (b) thereafter continue to provide the payments and benefits pursuant to clauses (i) and (ii) of Section 5(d) of the Employment Agreement for the remainder of the Continuation Period (which will not exceed 12 months from the Initial Payment Date).

        The foregoing change will constitute an amendment of your Employment Agreement when the Release becomes final and irrevocable. Please acknowledge this amendment by countersigning below.

Very truly yours, iPCS, Inc.
By:	/s/ Timothy M. Yager Name: Timothy M. Yager Title: President and CEO

AGREED AND ACKNOWLEDGED this 22nd day of February, 2007

By:	Alan G. Morse

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  Exhibit 10.41